

                                                                    Exhibit 3

 -------------------------------------------------------------------------------











                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           PRECISION CASTPARTS CORP.,

                              WGC ACQUISITION CORP.

                                       AND

                              WYMAN-GORDON COMPANY













                            Dated as of May 17, 1999






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




                                TABLE OF CONTENTS

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
ARTICLE I         THE OFFER.......................................................................................1
         1.1      The Offer.......................................................................................1
         1.2      Company Actions.................................................................................3
         1.3      Board Representation............................................................................4
         1.4      Company Stock Options and Related Matters.......................................................5
         1.5      Employee Stock Purchase Plan....................................................................6

ARTICLE II        THE MERGER......................................................................................6
         2.1      The Merger......................................................................................6
         2.2      Effective Time..................................................................................6
         2.3      Closing.........................................................................................7
         2.4      Directors and Officers..........................................................................7
         2.5      Stockholders' Meeting...........................................................................7
         2.6      Merger Without Meeting of Stockholders..........................................................8
         2.7      Conversion of Securities........................................................................8
         2.8      Taking of Necessary Action; Further Action......................................................8

ARTICLE III       PAYMENT FOR SHARES; DISSENTING SHARES...........................................................9
         3.1      Payment for Shares of Company Common Stock......................................................9
         3.2      Appraisal Rights...............................................................................10

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF PARENT AND
                  ACQUISITION SUB................................................................................11
         4.1      Organization...................................................................................11
         4.2      Authorization; Validity of Agreement; Necessary Action.........................................12
         4.3      Consents and Approvals; No Violations..........................................................12
         4.4      Information in Proxy Statement.................................................................12
         4.5      Required Financing.............................................................................13

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................13
         5.1      Existence; Good Standing; Authority; Compliance With Law.......................................13
         5.2      Authorization, Validity and Effect of Agreements...............................................14
         5.3      Capitalization.................................................................................15
         5.4      Subsidiaries...................................................................................16
         5.5      Other Interests................................................................................16
         5.6      No Violation; Consents.........................................................................16
         5.7      SEC Documents..................................................................................17
         5.8      Litigation.....................................................................................18
         5.9      Absence of Certain Changes.....................................................................18
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                                       (i)

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         5.10     Taxes..........................................................................................18
         5.11     Books and Records..............................................................................19
         5.12     Properties.....................................................................................19
         5.13     Intellectual Property..........................................................................21
         5.14     Environmental Matters..........................................................................21
         5.15     Employee Benefit Plans.........................................................................22
         5.16     Labor Matters..................................................................................24
         5.17     No Brokers.....................................................................................24
         5.18     Opinion of Financial Advisor...................................................................25
         5.19     Year 2000.  ...................................................................................25
         5.20     Insurance......................................................................................25
         5.21     Key Customers..................................................................................25
         5.22     Product Quality................................................................................26
         5.23     Material Contracts and Agreements..............................................................26
         5.24     Definition of the Company's Knowledge..........................................................26

ARTICLE VI        CONDUCT OF BUSINESS PENDING THE MERGER........................................................ 26
         6.1      Conduct of Business by the Company.............................................................26

ARTICLE VII       ADDITIONAL AGREEMENTS..........................................................................28
         7.1      Other Filings..................................................................................28
         7.2      Additional Agreements..........................................................................28
         7.3      Fees and Expenses..............................................................................29
         7.4      No Solicitations...............................................................................29
         7.5      Officers' and Directors' Indemnification.......................................................31
         7.6      Access to Information; Confidentiality.........................................................32
         7.7      Financial and Other Statements.................................................................33
         7.8      Public Announcements...........................................................................33
         7.9      Employee Benefit Arrangements..................................................................33
         7.10     Rights Agreement...............................................................................34
         7.11     Status of Financing............................................................................35

ARTICLE VIII      CONDITIONS TO THE MERGER.......................................................................35
         8.1      Conditions to the Obligations of Each Party to Effect the Merger...............................35

ARTICLE IX        TERMINATION, AMENDMENT AND WAIVER..............................................................36
         9.1      Termination....................................................................................36
         9.2      Effect of Termination..........................................................................37
         9.3      Amendment......................................................................................38
         9.4      Extension; Waiver..............................................................................38
ARTICLE X         GENERAL PROVISIONS.............................................................................39
         10.1     Notices........................................................................................39
         10.2     Interpretation.................................................................................40
         10.3     Non-Survival of Representations, Warranties, Covenants and Agreements..........................40

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                                      (ii)

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         10.4     Miscellaneous..................................................................................40
         10.5     Assignment.....................................................................................41
         10.6     Severability...................................................................................41
         10.7     Choice of Law/Consent to Jurisdiction..........................................................41
         10.8     No Agreement Until Executed....................................................................41

                                      (iii)


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                                      (iv)



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
ANNEX A......................................................................A-1


                                      (v)

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of May 17, 1999, by and among Precision Castparts Corp., an Oregon corporation ("PARENT"), WGC Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of Parent ("ACQUISITION SUB"), and Wyman-Gordon Company, a Massachusetts corporation (the "COMPANY").


                                    RECITALS

         WHEREAS, the Board of Directors of each of Parent, Acquisition Sub and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Parent, Acquisition Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                    THE OFFER

         1.1      THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated in accordance with its terms and none of the events or conditions specified in ANNEX A hereto shall have occurred or shall exist, Acquisition Sub shall, as soon as practicable after the date hereof, (but in no event later than the fifth business day following the public announcement of the Offer (treating the business day on which such public announcement occurs as the first business day)), commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT")) an offer to purchase (as such offer to purchase may be amended in accordance with the terms of this Agreement, the "OFFER") all of the issued and outstanding shares ("SHARES") of common stock, par value $1.00 per share, of the Company (the "COMPANY COMMON STOCK") at a price of not less than $20.00 per Share, net to the seller in cash (less applicable withholding taxes, if any) (such price, or such other price per Share as may be paid in the Offer, being referred to herein as the "OFFER PRICE"). After the commencement of the Offer, the Offer and the obligation of Acquisition Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in ANNEX A hereto and the condition (the "MINIMUM CONDITION") that there be validly tendered and not withdrawn prior to the expiration of the Offer at least two-thirds of the Shares on a fully diluted basis (the "MINIMUM PERCENTAGE"). Parent and Acquisition Sub expressly reserve the right to waive any condition set forth in ANNEX A, to change the form or amount payable per Share in the Offer (including the Offer Price) and to make any other changes in the terms and conditions of the Offer;
provided, however, that without the prior written consent of the Company, Parent shall not amend, or permit to be amended, the Offer to (i) decrease the Offer Price, (ii) change the consideration into a form other than cash, (iii) add any conditions to the obligation of Acquisition Sub to accept for payment and pay for Shares tendered pursuant to the Offer, (iv) amend (other than to waive) the Minimum Condition or the other conditions set forth in ANNEX A, or (v) reduce the maximum number of Shares to be purchased in the Offer. If on the initial scheduled expiration date of the Offer (the "INITIAL EXPIRATION DATE"), which shall be 20 business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, Acquisition Sub may, from time to time, in its sole discretion, extend the expiration date of the Offer (the "EXPIRATION DATE"); provided, however, that, except as set forth below, the Expiration Date, as extended, shall be no later than the date that is 60 business days immediately following the Initial Expiration Date (the "FINAL EXPIRATION DATE"); and provided further that if on the Initial Expiration Date, all conditions to the Offer shall have been satisfied or waived other than the Minimum Condition, Acquisition Sub shall be required to extend the Expiration Date to the date that is ten business days immediately following the Initial Expiration Date. Notwithstanding the foregoing, if on the Initial Expiration Date, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") in respect of the Offer shall not have expired or been terminated and all other conditions to the Offer shall have been satisfied or waived other than the Minimum Condition and clause (a) of ANNEX A as it relates to compliance with the HSR Act or other applicable antitrust laws, Acquisition Sub shall be required to extend the Expiration Date for such additional periods as may be necessary to permit the parties to seek to obtain termination of the waiting period under the HSR Act in accordance with Section 7.1 below up to the date that is nine months after the date upon which

Parent files a pre-merger notification and report form under the HSR Act (the "HSR EXPIRATION DATE"); provided, however, that if the applicable waiting period (and any extension thereof) under the HSR Act in respect of the Offer expires or is terminated prior to the date that is ten business days prior to the HSR Expiration Date, the Expiration Date shall be the date which is ten business days immediately following public disclosure of the expiration or termination of the waiting period under the HSR Act. Acquisition Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under this Agreement and applicable law. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") containing the terms set forth in this Agreement, the Minimum Percentage and the conditions set forth in ANNEX A hereto.

                  (b) As soon as practicable after the date the Offer is commenced, Parent and Acquisition Sub shall file or cause to be filed with the Securities and Exchange Commission (the "COMMISSION") a Tender Offer Statement on Schedule 14D-1 (together with all amendments or supplements thereto, the "SCHEDULE 14D-1"), which shall include as an exhibit or incorporate by reference, the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement (such Schedule 14D-1, the Offer to Purchase and related documents, together with all amendments or supplements thereto, are collectively referred to herein as the "OFFER DOCUMENTS"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to information furnished by the Company for inclusion in the Offer Documents. The information supplied in writing by the Company for inclusion in the Offer Documents and by Parent or Acquisition Sub for inclusion in the Schedule 14D-9 (as hereinafter defined) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Acquisition Sub and the Company each agrees promptly to amend or supplement any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities laws, and Parent and Acquisition Sub each further agrees to take all steps necessary to cause the Offer Documents, as so amended or supplemented, to be filed with the Commission and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to the filing thereof with the Commission or the dissemination thereof to the holders of Shares.

         1.2      COMPANY ACTIONS.

                  (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "COMPANY BOARD"), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as hereinafter defined) taken together, are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger and the Offer (collectively, the "TRANSACTIONS"), and such approval constitutes approval of the Transactions for purposes of Chapter 110F of the Massachusetts General Laws, as amended (the "MGL"), and
Article 6(c)2 of the Restated Articles of Organization of the Company (the "ARTICLES OF ORGANIZATION") and (iii) voted to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition Sub and, if required by applicable law, approve and adopt this Agreement and the Merger, subject to the Company's rights under Section 7.4 hereof.

                  (b) Concurrently with the commencement of the Offer and the filing by or on behalf of Parent and Acquisition Sub of the Schedule 14D-1, the Company shall file with the Commission and disseminate to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments or supplements thereto, the "SCHEDULE 14D-9"), containing (among other things) the recommendation referred to in clause (iii) of Section 1.2(a) hereof, subject to the Company's rights under Section 7.4 hereof. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or Acquisition Sub for inclusion in the Schedule 14D-9. The Company, Parent and Acquisition Sub each agrees promptly to correct, amend or supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities laws, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the Commission and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to the filing thereof with the Commission or the dissemination thereof to the holders of Shares.

                  (c) In connection with the Offer, the Company shall promptly furnish Parent and Acquisition Sub with a list of the names and addresses of all record holders of Shares and security position listings of Shares, each as of a recent date, and shall promptly furnish Parent and Acquisition Sub with such additional information, including updated lists of the stockholders of the Company, lists of the holders of the Company's outstanding stock options, mailing labels, security position listings and such other assistance and information as Parent or Acquisition Sub or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, each of Parent and Acquisition Sub shall use the information described in the preceding sentence only in connection with the Offer, and if this Agreement is terminated in accordance with its terms, each of them shall, upon the Company's request, deliver to the Company all such information and any copies or extracts thereof then in its possession or under its control.

         1.3 BOARD REPRESENTATION. Promptly upon the purchase of Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (a) the total number of directors on the Company Board (after giving effect to the directors designated by Parent pursuant to this sentence) and (b) the percentage that the total votes represented by such number of Shares in the election of directors of the Company so purchased bears to the total votes represented by the number of Shares outstanding. In furtherance thereof, the Company shall, upon request by Parent, promptly increase the size of the Company Board and/or exercise its commercially reasonable best efforts to secure the resignations of such number of its directors as is necessary to enable Parent's designees to be elected to the Company Board and shall take all actions to cause Parent's designees to be so elected to the Company Board. At such time, the Company shall also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 10.2 hereof) of the Company (each, a "COMPANY SUBSIDIARY") and (iii) each committee (or similar body) of each such board. The Company shall take, at its expense, all action required pursuant to Section 14(f) and Rule 14f-1 of the Exchange Act in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 to its stockholders such information with respect to the Company and its officers and directors as is required by such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3 are in addition to and shall not limit any rights which Acquisition Sub, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise. In the event that Parent's designees are elected to the Company Board, until the Effective Time (as hereinafter defined), the Company Board shall have at least two directors who are directors on the date hereof (the "INDEPENDENT DIRECTORS"); provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate the person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Acquisition Sub and such persons shall be deemed to be

Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required in addition to any other applicable requirement to (a) amend this Agreement in any material respect in a manner adverse to any stockholder of the Company or any intended third-party beneficiary of this Agreement, (b) terminate this Agreement by the Company, (c) exercise or waive any of the Company's material rights, benefits or remedies hereunder, or (d) extend the time for performance of Parent's or Acquisition Sub's respective obligations hereunder.

         1.4      COMPANY STOCK OPTIONS AND RELATED MATTERS.

                  (a) Each option and stock appreciation right (collectively, the "OPTIONS") granted under the Company Stock Option Plans (as hereinafter defined), which is outstanding (whether or not currently exercisable) as of immediately prior to the date on which Acquisition Sub accepts for payment Shares pursuant to the Offer (the "ACCEPTANCE DATE") and which has not been exercised or canceled prior thereto shall, on the Acceptance Date, be canceled and upon the surrender and cancellation of the option agreement representing such Option, Acquisition Sub shall pay to the holder thereof cash in an amount equal to the product of (i) the number of Shares provided for in such Option and
(ii) the excess, if any, of the Offer Price over the exercise price per Share provided for in such Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. The Company shall take all actions necessary to ensure that (i) all Options, to the extent not exercised prior to the Acceptance Date, shall terminate and be canceled as of the Acceptance Date and thereafter be of no further force or effect, (ii) no Options are granted after the date of this Agreement, and (iii) as of the Acceptance Date, the Company Stock Option Plans and all Options issued thereunder shall terminate.

                  (b) Except as set forth in Section 1.5 or as may be otherwise agreed to by Parent or Acquisition Sub and the Company, the Company Stock Option Plans shall terminate as of the Acceptance Date and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Company Subsidiaries shall be of no further force and effect and shall be deemed to be deleted as of the Acceptance Date and no holder of an Option or any participant in any Company Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation (as hereinafter defined) or any Subsidiary thereof.

         1.5 EMPLOYEE STOCK PURCHASE PLAN. The Company has taken appropriate action to provide that (i) the current offering period under the Company's Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN") shall be terminated as of the date hereof, (ii) each participant in the Stock Purchase Plan on the date hereof shall be deemed to have exercised his or her Option (as defined in the Stock Purchase Plan) on such date and shall acquire from the Company (A) such number of whole shares of Company Common Stock as his or her accumulated payroll deductions on such date will purchase at the Option Price (as defined in the Stock Purchase Plan) (treating the last business day prior to the date hereof as the "Exercise Date" for all purposes of the Stock Purchase
Plan) and (B) cash in the amount of any remaining balance in such participant's account, and (iii) the Stock Purchase Plan shall be terminated effective as of the date hereof.


                                   ARTICLE II

                                   THE MERGER

         2.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Acquisition Sub shall consummate a merger (the "MERGER") pursuant to which (a) Acquisition Sub shall be merged with and into the Company and the separate corporate existence of Acquisition Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes referred to herein as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the Commonwealth of Massachusetts, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Articles of Organization, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by law and such Articles of Organization, and Bylaws of the Company (the "BYLAWS"), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by such Articles of Organization or by such Bylaws. The Merger shall have the effects specified in the MGL.

         2.2 EFFECTIVE TIME. As promptly as practicable after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company shall duly execute and file articles of merger (the "ARTICLES
OF MERGER") with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MGL. The Merger shall become effective at such time as the Articles of Merger, accompanied by payment of the filing fee (as provided in Chapter 156B, Section 114 of the MGL), have been examined by and received the endorsed approval of the Secretary of State of the Commonwealth of Massachusetts (the "EFFECTIVE TIME").

         2.3 CLOSING. The closing of the Merger (the "CLOSING") shall take place at such time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VIII hereof (the "CLOSING DATE"), at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to by the parties hereto.

         2.4 DIRECTORS AND OFFICERS. The directors and officers of Acquisition Sub immediately prior to the Effective Time shall, immediately after the Effective Time, be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

         2.5 STOCKHOLDERS' MEETING. If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

                  (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING") as promptly as practicable following the acceptance for payment and purchase of Shares by Acquisition Sub pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                  (b) prepare as promptly as practicable following the execution of this Agreement, and file with the Commission as promptly as practicable following the Expiration Date, a preliminary proxy or information statement relating to the Merger and this Agreement and use its commercially reasonable best efforts to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "PROXY STATEMENT"), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without the consultation and approval of Parent and its counsel (which shall not be unreasonably withheld), and to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                  (c) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

         2.6 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding any provision in this Agreement to the contrary, in the event that Acquisition Sub shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Parent and subject to Article VIII hereof, take all necessary and appropriate action to cause the merger of the Company with and into Acquisition Sub to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Chapter 156B, Section 82 of the MGL.

         2.7 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or the holders of any Shares:

                  (a) Each issued and outstanding Share held by the Company as a treasury Share or held by any direct or indirect Company Subsidiary and each issued and outstanding Share owned by Parent, Acquisition Sub or any other direct or indirect Subsidiary of Parent (a "PARENT SUBSIDIARY") immediately prior to the Effective Time, shall be canceled and retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto;

                  (b) Each Share issued and outstanding immediately prior to the Effective Time, other than (i) those Shares referred to in Section 2.7(a) and
(ii) Dissenting Shares (as hereinafter defined), shall be canceled and shall be converted automatically into and represent the right to receive the kind and amount of consideration (without interest) equal to the kind and amount of consideration paid per Share pursuant to the Offer (the "MERGER CONSIDERATION"), payable (without interest) to the holder of such Share upon surrender, in the manner provided in Section 3.1, of the Certificate (as hereinafter defined) that formerly evidenced such Share. All of the Certificates evidencing Shares, by virtue of the Merger and without any action on the part of the stockholders of the Company or the Company, shall be deemed to be no longer outstanding, shall not be transferable on the books of the Surviving Corporation, and shall represent solely the right to receive the amount set forth in this Section 2.7(b); and

                  (c) Each share of common stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation, certificates for which shall be issued to the stockholders of Acquisition Sub on a pro rata basis in accordance with their respective shares of Acquisition Sub upon surrender to the Surviving Corporation of such stockholders' certificates formerly representing such shares of Acquisition Sub.

         2.8 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Acquisition Sub and the Company shall use its commercially reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under the MGL as promptly as practicable following the purchase of shares pursuant to the Offer. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both of the Company and Acquisition Sub, the officers of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

                                   ARTICLE III

                      PAYMENT FOR SHARES; DISSENTING SHARES

         3.1      PAYMENT FOR SHARES OF COMPANY COMMON STOCK.

                  (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "PAYING AGENT") for purposes of effecting the exchange of certificates for the Merger Consideration which, prior to the Effective Time, represented Shares entitled to receive the Merger Consideration pursuant to
Section 2.7(b).

                  (b) From time to time before or after the Effective Time, as necessary, Parent or Acquisition Sub shall deposit in trust with the Paying Agent cash in an aggregate amount equal to the product of (i) the number of Shares issued and outstanding immediately prior to the Effective Time (other than shares owned by, or issuable upon conversion of other securities to, the Company, Parent, Acquisition Sub or any direct or indirect Parent Subsidiary or Company Subsidiary and Shares known immediately prior to the Effective Time to be Dissenting Shares) (as hereinafter defined) and (ii) the Merger Consideration (such aggregate amount being hereinafter referred to as the "PAYMENT FUND"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.7(b) out of the Payment Fund.

                  (c) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was a record holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES"), whose Shares were converted pursuant to Section 2.7(b) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and instructions for its use in surrendering Certificates in exchange for payment of the Merger Consideration. Upon the surrender to the Paying Agent of such a Certificate, together with such duly executed letter of transmittal and any other required documents, the holder thereof shall be paid, without interest thereon, the Merger Consideration to which such holder is entitled hereunder, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration into which the Shares such Certificate theretofore represented shall have been converted pursuant to
Section 2.7(b), and the holder thereof shall not be entitled to be paid any cash to which such holder otherwise would be entitled. In case any payment pursuant to this Section 3.1 is to be made to a holder other than the registered holder of a surrendered Certificate, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the Certificate surrendered, or that such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                  (d) Promptly following the date which is twelve months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) only as a general creditor thereof with respect to any Merger Consideration, without interest, that may be payable upon due surrender of the Certificate or Certificates held by them. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Certificates that prior to the Effective Time evidenced Shares for any Merger Consideration delivered pursuant hereto to a public official pursuant to applicable abandoned property, escheat or other similar laws.

                  (e) At the Effective Time, the Company Common Stock transfer books shall be closed and no transfer of Shares shall be made thereafter. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration as provided in Section 2.7(b), subject to applicable law in the case of Dissenting Shares.

                  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, upon the posting by such person of a bond in such amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         3.2      APPRAISAL RIGHTS.

                  (a) Notwithstanding anything in this Agreement to the contrary, any Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who have filed with the Company, before the taking of the vote of the stockholders of the Company to approve this Agreement, written objections to such approval stating their intention to demand payment for such Shares, and who have not voted such Shares in favor of the adoption of this Agreement ("DISSENTING SHARES") will not be converted as described in Section 2.7 hereof, but will thereafter constitute only the right to receive payment of the fair value of such Shares in accordance with the applicable provisions of Chapter 156B of the MGL (the "APPRAISAL RIGHTS PROVISIONS"); provided, however, that all Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest, in the manner provided in Section 2.7. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if Acquisition Sub abandons or is finally enjoined or prevented from carrying out, or the stockholders rescind their adoption of, this Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

                  (b) Each dissenting stockholder who becomes entitled under the MGL to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the MGL) and such Dissenting Shares shall thereupon be canceled.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                           PARENT AND ACQUISITION SUB

         Parent and Acquisition Sub jointly and severally hereby represent and warrant to the Company as follows:

         4.1 ORGANIZATION. Except as set forth in Section 4.1 of the schedule attached to this Agreement setting forth exceptions to Parent's and Acquisition Sub's representations and warranties set forth herein, each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority necessary to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). "PARENT MATERIAL ADVERSE EFFECT" means any change or effect that has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries (the "PARENT SUBSIDIARIES") taken as a whole.

         4.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Except as set forth in Section 4.2 of the schedule attached to this Agreement setting forth exceptions to Parent's and Acquisition Sub's representations and warranties set forth herein, (i) each of Parent and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions; (ii) the execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Parent (the "PARENT BOARD") and the Board of Directors of Acquisition Sub (the "ACQUISITION SUB BOARD") and by Parent as the sole stockholder of Acquisition Sub, and no other corporate action on the part of Parent and Acquisition Sub is necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement and the consummation of the Transactions; and (iii) this Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Acquisition Sub, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in
Section 4.3 of the schedule attached to this Agreement setting forth exceptions to Parent's and Acquisition Sub's representations and warranties set forth herein and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, and state securities or state "Blue Sky" laws, none of the execution, delivery or performance of this Agreement by Parent or Acquisition Sub, the consummation by Parent or Acquisition Sub of the Transactions or compliance by Parent or Acquisition Sub with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the respective articles of incorporation or organization or bylaws of Parent or Acquisition Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any state, federal or foreign government or governmental authority or by any United States, state or foreign court of competent jurisdiction (a "GOVERNMENTAL ENTITY"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries listed in Section 4.3 of the Schedule attached to this Agreement (the "MATERIAL PARENT SUBSIDIARIES") is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of the Material Parent Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         4.4 INFORMATION IN PROXY STATEMENT. None of the information supplied by Parent or Acquisition Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, as of the date mailed to the Company's stockholders and except as supplemented by Parent to reflect changes in information so supplied at the time of any meeting of the Company's stockholders to be held in connection with the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.5 REQUIRED FINANCING. Parent has a commitment for credit facilities in place which, if funded, either alone or with cash presently on hand, (i) will provide sufficient funds to enable Acquisition Sub to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of this Agreement and to consummate the Transactions and (ii) will cause Parent or Acquisition Sub to have on the Initial Expiration Date and the Expiration Date, and at the Effective Time, sufficient funds to purchase and pay for the Shares pursuant to the Offer and the Merger, respectively, in accordance with the terms of this Agreement. Neither Parent nor Acquisition Sub has any reason to believe that any condition to such commitment cannot or will not be satisfied prior to the Initial Expiration Date. Parent has provided to the Company a true, complete and correct copy of the commitment letter, including any exhibits, schedules or amendments thereto (collectively, the "Commitment Letter"), relating to the financing for the purchase of the Shares pursuant to the Offer and the Merger. Parent's and Acquisition Sub's commitment for credit facilities permits, subject to the conditions specified therein, Parent and Acquisition Sub to borrow money under such facilities and use such funds to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of this Agreement and to consummate the Transactions.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to Parent and Acquisition Sub, which shall refer to the relevant Sections of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Acquisition Sub as follows:

         5.1      EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a Company Material Adverse Effect (as defined below). "COMPANY MATERIAL ADVERSE EFFECT" means any change or effect that has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

                  (b) Each of the Company Subsidiaries listed in Section 5.1 of the Company Disclosure Schedule (the "MATERIAL COMPANY SUBSIDIARIES") is a corporation, partnership or limited liability company (or similar entity or association in the case of those Material Company Subsidiaries organized and existing other than under the laws of a state of the United States) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect.

                  (c) Neither the Company nor any of the Material Company Subsidiaries is in violation of any order of any Governmental Entity or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which or by which the Company or any Material Company Subsidiary or any of their respective properties or assets is subject or bound, where such violation would have a Company Material Adverse Effect. The Company and the Material Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action would reasonably be expected to have a Company Material Adverse Effect.

                  (d) Copies of the Articles of Organization and Bylaws, as currently in effect, and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements, as currently in effect, of the Company and each of the Company Subsidiaries are listed in, and with respect to the Company and the Material Company Subsidiaries, are attached to, Section 5.1 of the Company Disclosure Schedule.

         5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite power and authority to enter into and consummate the Transactions and to execute, deliver and perform this Agreement. The Company Board has approved this Agreement and the Transactions. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of Chapter 110F of the MGL and all other applicable takeover statutes inapplicable to this Agreement and the Transactions and to comply with the director approval requirements of Article 6(c)2 of the Articles of Organization. Subject only to the approval of this Agreement by the holders of the Company Common Stock, if required, the execution and delivery by the Company of this Agreement and consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement, assuming due and valid authorization, execution and delivery thereof by Parent and Acquisition Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         5.3 CAPITALIZATION. The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value per share, of the Company (the "COMPANY PREFERRED STOCK"). As of the date of this Agreement, (i) 35,538,733 shares of Company Common Stock were issued and outstanding, (ii) 1,129,229 shares of Company Common Stock have been authorized and reserved for issuance and are available for grant pursuant to the Company's stock option plans listed in Section 5.3 of the Company Disclosure Schedule (the "COMPANY STOCK OPTION PLANS"), subject to adjustment on the terms set forth in the Company Stock Option Plans, (iii) 2,599,653 Options were outstanding under the Company Stock Option Plans, (iv) 250,000 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Stock Purchase Plan, (v) no shares of Company Preferred Stock were issued and outstanding, (vi) 100,000 shares of Company Preferred Stock have been designated as "Series B Junior Participating Cumulative Preferred Stock" and reserved for issuance upon exercise of the rights (the "RIGHTS") issued pursuant to the Shareholder Rights Agreement, dated as of October 21, 1998, by and between the Company and State Street Bank and Trust Company (the "RIGHTS AGREEMENT"), and (vii) 1,513,987 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company. As of the date of this Agreement, the Company had no shares of Company Common Stock issued and outstanding or reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has no outstanding bonds, debentures, notes or other agreements or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Options (all of which have been issued under the Company Stock Option Plans) and the Stock Purchase Plan, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company. Section 5.3 of the Company Disclosure Schedule sets forth a full list of the Options, including the name of the person to whom such Options have been granted, the number of shares subject to each Option, the per share exercise price for each Option and the vesting schedule for each Option. As of the Acceptance Date, pursuant to the Company Stock Option Plans, the Options will be fully vested and immediately exercisable. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Material Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Material Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Material Company Subsidiary. Except as set forth in Section 5.3 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT").

         5.4 SUBSIDIARIES. No Company Subsidiary that is not a Material Company Subsidiary (i) is actively engaged in the conduct of any material business, (ii) owns any material assets or interests or investments in any corporation, partnership, limited liability company, joint venture, business trust or other entity, or (iii) is subject to any material claims of third parties. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock or other equity interest of each of the Material Company Subsidiaries. Each of the outstanding shares of capital stock of each of the Material Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the Company Disclosure Schedule, each of the outstanding shares of capital stock or other equity interest of each of the Material Company Subsidiaries is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Company Subsidiary is correctly set forth in Section 5.4 of the Company Disclosure Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock, share capital or other equity interest, to the extent applicable; and (iii) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by it.

         5.5 OTHER INTERESTS. Except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities). Except as set forth in Section 5.5 of the Company Disclosure Schedule, to the Company's knowledge, there is no material dispute among the equity holders of any entity of which the Company and/or any Company Subsidiary owns more than five percent, but less than all of the voting interests or voting securities therein.

         5.6 NO VIOLATION; CONSENTS. Except as set forth in Section 5.6 of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor consummation by the Company of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Articles of Organization or the Bylaws. Except as set forth in Section 5.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Material Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (x) any note, bond, mortgage, indenture or deed of trust or (y) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of the Material Company Subsidiaries is a party, or by which the Company or any of the Material Company Subsidiaries or any of their properties is bound, except as otherwise would not have a Company Material Adverse Effect. Other than the filings provided for in
Article II of this Agreement, the HSR Act, the Exchange Act or applicable state securities and "Blue Sky" laws (collectively, the "REGULATORY FILINGS"), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and consummation of the Transactions does not, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or regulatory authority would not have a Company Material Adverse Effect or significantly delay any of the Transactions. Except as set forth in Section
5.6 of the Company Disclosure Schedule, there are no material agreements to which the Company or any Material Company Subsidiary is a party or to which their respective assets may be bound that would result in a material change in the rights or obligations of the parties thereto as a result of a change in control of the Company as contemplated by this Agreement.

         5.7 SEC DOCUMENTS. The Company has timely filed all required forms, reports and documents with the Commission since May 31, 1995 (collectively, the "COMPANY SEC REPORTS"), all of which were prepared in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "SECURITIES LAWS"). All required Company SEC Reports have been timely filed with the Commission and constitute all forms, reports and documents required to be filed by the Company under the Securities Laws since May 31, 1995. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which were or will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

         5.8 LITIGATION. Except as set forth in Section 5.8 of the Company Disclosure Schedule, there is no litigation, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, which, if adversely determined, individually or in the aggregate with all such other litigation, suits, actions or proceedings, would
(i) have a Company Material Adverse Effect, (ii) materially and adversely affect the Company's ability to perform its obligations under this Agreement or (iii) prevent or significantly delay the consummation of any of the Transactions. Except as set forth in Section 5.8 of the Company Disclosure Schedule, there is no writ, order, injunction, ordinance, judgment or decree in effect or, to the knowledge of the Company, threatened that would materially and adversely affect the Company's ability to perform its obligations under this Agreement or prevent or significantly delay the consummation of any of the Transactions.

         5.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 5.9 of the Company Disclosure Schedule or in the Company SEC Reports filed with the Commission prior to the date of this Agreement, since May 31, 1998, the Company and the Material Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (i) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock;
(ii) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "COMMITMENT") entered into by the Company or any of the Material Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Transactions; or (iii) any material change in the Company's accounting principles, practices or methods. Between February 28, 1999 and the date of this Agreement, there has not occurred any change or effect concerning the Company or the Company Subsidiaries which has had or would reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole.

         5.10     TAXES.

                  (a) Except as set forth in Section 5.10 of the Company Disclosure Schedule, each of the Company and the Material Company Subsidiaries
(i) has timely filed all Tax Returns (as defined below) which it was required to file (after giving effect to any filing extension granted by a Governmental Entity) and all such Tax Returns are accurate and complete in all material respects, and (ii) has paid all Taxes (as defined below) shown on such Tax Returns as required to be paid by it, except, in each case, where the failure to file (or timely file) such Tax Returns or pay such Taxes would not have a Company Material Adverse Effect. The most recent audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998 reflect, to the knowledge of the Company, an adequate reserve for all material Taxes payable by the Company and the Material Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. To the knowledge of the Company, and except as set forth in Section
5.10 of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Material Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. The Company has previously furnished to Parent (a) correct and complete copies of all federal and material state or foreign Tax Returns by the Company or any Material Company Subsidiary for taxable periods ending on or after June 1, 1996, and (b) copies of all agreements that, to the knowledge of the Company, under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G. Section 5.10 of the Company Disclosure Schedule lists all (A) Tax sharing agreements, (B) all Tax Returns currently under audit (the "AUDITS") and (C) agreements for extensions with Governmental Entities to which the Company or any of the Material Company Subsidiaries is a party. Section 5.10 of the Company Disclosure Schedule discusses all material issues which have been raised to date in the Audits.

                  (b) For purposes of this Agreement, "TAXES" means all federal, state, local and foreign income, property, sales, use, franchise, employment, withholding, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to Tax with respect thereto.

                  (c) For purposes of this Agreement, "TAX RETURNS" means all reports, returns, declarations, statements, schedules, attachments or other information required to be supplied to a taxing authority in connection with Taxes.

         5.11     BOOKS AND RECORDS.

                  (a) The books of account and other financial records of the Company and each of the Material Company Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Reports.

                  (b) The minute books and other records of the Company and each of the Material Company Subsidiaries have been made available to Parent and Acquisition Sub, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Company Board and the boards of directors of each of the Material Company Subsidiaries and all actions of the directors, partners or managers of each of the Material Company Subsidiaries, as applicable.

         5.12     PROPERTIES.

                  (a) All of the real estate properties owned or leased by the Company or any of the Material Company Subsidiaries are set forth in Section
5.12 of the Company Disclosure Schedule. The Company has no ownership interest in any real property other than the properties owned by the Company or the Material Company Subsidiaries and set forth in Section 5.12 of the Company Disclosure Schedule. Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Company or such Material Company Subsidiary owns fee simple title to each of the real properties identified in Section 5.12 of the Company Disclosure Schedule (the "COMPANY PROPERTIES"), free and clear of any liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "ENCUMBRANCES"), and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations materially affecting building use or occupancy, or reservations of an interest in title (collectively, "PROPERTY RESTRICTIONS"), except for (i) Encumbrances, Property Restrictions and other matters set forth in Section 5.12 of the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current or currently contemplated use of the property, materially detract from the value of or materially interfere with the present or currently contemplated use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title policies or reports or current surveys, and (iv) mechanics', carriers', suppliers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Material Company Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except as set forth in Section 5.12 of the Company Disclosure Schedule, (A) no written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties has been issued to the Company by any governmental authority; (B) to the Company's knowledge, there are no material structural defects relating to any of the Company Properties; (C) to the Company's knowledge, there is no Company Property whose building systems are not in working order in any material respect; and (D) to the Company's knowledge, there is no physical damage for which the Company is responsible to any Company Property in excess of $250,000 for which there is no insurance in effect covering the full cost of the restoration.

                  (b) Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Company and the Company Subsidiaries own good and marketable title, free and clear of all Encumbrances, to all of the personal property and assets shown on the Company's balance sheet at February 28, 1999 as reflected in the Company SEC Reports (the "BALANCE SHEET") or acquired after February 28, 1999, except for (A) assets which have been disposed of to nonaffiliated third parties since May 31, 1998 in the ordinary course of business, (B) Encumbrances reflected in the Balance Sheet, (C) Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Encumbrances for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Material Company Subsidiaries are, to the Company's knowledge, (i) in good condition and repair, except for ordinary wear and tear not caused by neglect and (ii) useable in the ordinary course of business of the Company or the Material Company Subsidiaries.

         5.13 INTELLECTUAL PROPERTY. To the knowledge of the Company, the Company or the Material Company Subsidiaries is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and the Material Company Subsidiaries as currently conducted or contemplated, including, without limitation, trade names, unregistered trademarks and service marks, brand names, domain names, software, patents and copyrights. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 5.13 of the Company Disclosure Schedule, there are no claims pending or, to the Company's knowledge, threatened, that the Company or any Material Company Subsidiary is in violation of any material intellectual property right of any third party which would have a Company Material Adverse Effect, and, to the knowledge of the Company, no third party is in violation of any intellectual property rights of the Company or any Material Company Subsidiary which would have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 5.13 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary is violating or has violated the intellectual property rights of any third party.

         5.14 ENVIRONMENTAL MATTERS. The Company and the Material Company Subsidiaries are in compliance with all Environmental Laws (as defined below), except for any noncompliance that, either singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, "ENVIRONMENTAL LAWS" shall mean all federal, state, provincial, territorial, international and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection or human health. As used in this Agreement, "HAZARDOUS MATERIALS" means any hazardous, toxic, noxious, radioactive or infectious substance material, pollutant or waste as defined, listed or regulated under any Environmental Law, and includes, without limitation, petroleum oil and its fractions. Except as set forth in Section 5.14 of the Company Disclosure Schedule, there is no administrative or judicial enforcement proceeding or, to the knowledge of the Company, investigation pending, or threatened, against the Company or any Material Company Subsidiary under any Environmental Law. Except as set forth in Section 5.14 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Material Company Subsidiary, has received any written notice that it is actually or potentially responsible under any Environmental Law for investigation, removal, remedial or other response costs or natural resource damages or other damages from the release of a Hazardous

Material into the environment at any location. Except as set forth in Section
5.14 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location proposed for inclusion on any analogous state list. Except as set forth in Section 5.14 of the Company Disclosure Schedule, (i) the Company has no knowledge of any release on the real property currently or previously owned or leased by the Company or any Material Company Subsidiary or predecessor entity of Hazardous Materials in a manner that could result in an order to perform a response action or in material liability under the Environmental Laws, and (ii) to the Company's knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property currently or previously owned or leased by the Company or any Material Company Subsidiary or predecessor entity or facilities utilized by the Company or the Material Company Subsidiaries, except which are either permitted uses or have been adequately reserved for in the Company's financial statements. Except as set forth in
Section 5.14 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has compromised or released any insurance policies that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Materials into the environment. Except as set forth in Section 5.14 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has agreed to assume the liability of any other person or entity for, nor has the Company or any Company subsidiary agreed to indemnify any other person or entity against, claims arising out of the release of Hazardous Materials into the environment or other claims under Environmental Laws.

         5.15     EMPLOYEE BENEFIT PLANS.

                  (a) Section 5.15 of the Company Disclosure Schedule sets forth a list of every Company Benefit Plan (as hereinafter defined) that is maintained by the Company or an Affiliate (as hereinafter defined) on the date hereof.

                  (b) Each Company Benefit Plan which has been intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification covering all legally required updates and any other plan amendments for which the remedial amendment period has expired under such section and no such Company Benefit Plan has been maintained in a manner that would preclude qualified status, including, without limitation, any failure to adopt a legally required amendment or comply with a legally required administrative procedure within the time required. Each Company Benefit Plan which has been intended to qualify under Code Sections 79, 105, 106, 125 or 127 is documented and has been maintained in a manner that meets the applicable qualification requirements in all material respects. No event has occurred relating to any Company Benefit Plan that has caused (or to the knowledge of the Company or any Affiliate, is likely to cause) any excise or penalty tax liability under the Code for the Company or any Affiliate that would have a Company Material Adverse Effect.

                  (c) With respect to any Company Benefit Plan, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975, for which an exemption is not available or (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, which, in either case, would subject the Company or any Affiliate to liability (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other material loss or expense that would have a Company Material Adverse Effect. No litigation or governmental administrative proceeding or investigation or other proceeding is pending or, to the Company's knowledge, threatened with respect to any such Company Benefit Plan.

                  (d) Neither the Company nor any Affiliate has incurred any liability under Title IV of ERISA which has not been paid in full as of the date of this Agreement. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any employee pension benefit plan maintained by the Company or any Affiliate and subject to Code Section 412 or ERISA Section
302. With respect to any Company Benefit Plan maintained by the Company or any Affiliate and subject to Title IV of ERISA, there has been no (other than as a result of the transactions contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Except as set forth in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any Affiliate has ever maintained a Multiemployer Plan (as hereinafter defined) or a Multiple Employer Plan (as hereinafter defined).

                  (e) With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit
Plan) have previously been delivered to Parent: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) the most recently filed IRS Form 5500, with all applicable schedules and accountants' opinions attached thereto; and (iv) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto.

                  (f)      For purposes of this Section:

                           (i) "COMPANY BENEFIT PLAN" means (A) all employee
                  benefit plans within the meaning of ERISA Section 3(3) maintained by the Company or any Affiliate, (B) all stock option plans and stock purchase plans and (C) all executive severance arrangements that have payments or other benefits triggered by a change of control;

                           (ii) An entity "MAINTAINS" a Company Benefit Plan if
                  such entity sponsors, contributes to, or provides benefits under or through such Company Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Company Benefit Plan, or if such Company Benefit Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                           (iii) An entity is an "AFFILIATE" of the Company for
                  purposes of this Section 5.15 if it would have ever been considered a single employer with the Company under ERISA
                  Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and

                           (iv) "MULTIEMPLOYER PLAN" means an employee pension
                  or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

                           (v) "MULTIPLE EMPLOYER PLAN" means an employee
                  pension or welfare plan to which more than one unaffiliated employer contributes and which is not a Multiemployer Plan.

         5.16 LABOR MATTERS. Except as set forth in Section 5.16 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding or grievance pending or, to the knowledge of the Company, threatened against the Company or any of the Material Company Subsidiaries relating to their business, except for any such proceeding which would have a Company Material Adverse Effect. To the Company's knowledge, there is no labor strike, dispute, request for representation, slowdown or stoppage pending or threatened against the Company or any Material Company Subsidiary. To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Material Company Subsidiaries. The Company and each Material Company Subsidiary has complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, except as otherwise would not reasonably be expected to have a Company Material Adverse Effect.

         5.17 NO BROKERS. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Parent or Acquisition Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained Goldman, Sachs & Co. ("GOLDMAN SACHS") as its financial advisor in connection with the Transactions. Other than the foregoing arrangements and Parent's arrangements with Schroder & Co., Inc., the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

         5.18 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Goldman Sachs to the effect that, as of the date hereof, the Offer Price and the Merger Consideration are fair to the holders of the Company Common Stock from a financial point of view and such opinion has not been subsequently modified or withdrawn.

         5.19 YEAR 2000. To the Company's knowledge, there are no impediments to the Company being year 2000 compliant by December 31, 1999 (i.e., that products, hardware, software and other date-sensitive equipment and systems manufactured, sold, owned, licensed or used by the Company will be capable of correctly processing date data (including, but not limited to, calculating, comparing and sequencing) accurately prior to, during and after the calendar year 2000 when used, assuming that all third party products, hardware, software and other date-sensitive equipment and systems used in combination therewith are capable of properly exchanging date data).

         5.20 INSURANCE. The Company and the Material Company Subsidiaries are covered by insurance in scope and amount customary and reasonable for the businesses in which they are engaged. Except as disclosed in Section 5.20 of the Company Disclosure Schedule, each insurance policy to which the Company or any of the Material Company Subsidiaries is a party is in full force and effect and will not require any consent as a result of the consummation of the Transactions. Neither the Company nor any of the Material Company Subsidiaries is in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or any of the Material Company Subsidiaries or would permit termination, modification or acceleration, under such policies; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general. Section 5.20 of the Company Disclosure Schedule contains a list of all material insurance policies (i) insuring the business or properties of the Company or the Company Subsidiaries or (ii) which provides insurance for any director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, that is paid for or maintained by the Company or any Company Subsidiary.

         5.21 KEY CUSTOMERS. Schedule 5.21 of the Company Disclosure Schedule sets forth a list of each customer that accounted for five percent or more of the consolidated revenues of the Company and the Company Subsidiaries in the year ended May 31, 1998. Except as set forth in Section 5.21 of the Company Disclosure Schedule, the Company and the Material Company Subsidiaries have no material pending disputes with any customers or notice of any intent of a customer to terminate its business relationship with the Company or any of the Material Company Subsidiaries which in the aggregate would have a Company Material Adverse Effect.

         5.22 PRODUCT QUALITY. The products sold by the Company and the Material Company Subsidiaries prior to the date of this Agreement are not subject to any general recall notice or Federal Aviation Administration airworthiness directive which in the aggregate would have a Company Material Adverse Effect.

         5.23 MATERIAL CONTRACTS AND AGREEMENTS. Neither the Company nor any Material Company Subsidiary is in material default under any material contract or agreement (and to the knowledge of the Company, no other party to a material contract or agreement with the Company or any Material Company Subsidiary is in material default or breach) which defaults, in the aggregate, would have a Company Material Adverse Effect.

         5.24 DEFINITION OF THE COMPANY'S KNOWLEDGE. As used in this Agreement, the phrase "TO THE KNOWLEDGE OF THE COMPANY" or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 5.24 of the Company Disclosure Schedule.


                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         6.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall use its commercially reasonable best efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable best efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with the requirements of law and past practice, and use their commercially reasonable best efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue existing contracts as in effect on the date hereof (for the term provided in such contracts). Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the Offer or the Transactions contemplated hereby or to the extent that Parent shall otherwise consent in writing):

                  (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock (other than dividends or other distributions declared, set aside or paid by any wholly-owned Company Subsidiary consistent with past practice), (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause (iii), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holders upon exercise of Options outstanding on the date of this Agreement;

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of Shares upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms);

                  (c) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof or as set forth in Section 6.1 of the Company Disclosure Schedule;

                  (d) (i) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than in the ordinary course of business consistent with prior practice, (ii) incur any short-term indebtedness for borrowed money or (iii) issue or sell debt securities or warrants or rights to acquire any debt securities, except, in the case of clause (i) or (ii) above, pursuant to credit facilities in existence on the date hereof in accordance with the current terms of such credit facilities;

                  (e) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, or (ii) as contemplated by the Transactions;

                  (f) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles, in which case written notice shall be provided to Parent and Acquisition Sub prior to any such change);

                  (g) except as required by law, (i) enter into, adopt, amend or terminate any Company Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof;

                  (h) adopt any amendments to the Articles of Organization, the Bylaws or the Rights Agreement, except as expressly provided by the terms of this Agreement;

                  (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

                  (j) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $250,000; or

                  (k) enter into an agreement to take any of the foregoing actions.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1 OTHER FILINGS. As promptly as practicable, the Company, Parent and Acquisition Sub each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger and the Transactions (including filings, if any, required under the HSR Act) (collectively, "OTHER FILINGS"). Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by the Commission or any other Governmental Entity or official, and each of the Company and Parent shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the Commission or the members of its staff or any other appropriate Governmental Entity or official, on the other hand, with respect to any Other Filings. The Company, Parent and Acquisition Sub each shall use its respective commercially reasonable best efforts to obtain and furnish the information required to be included in any Other Filings. Parent and Acquisition Sub hereby covenant and agree to use their respective commercially reasonable best efforts to secure termination of any waiting periods under the HSR Act and obtain the approval of the Federal Trade Commission (the "FTC") or any other Governmental Entity for the Transactions, including, without limitation, promptly entering into good faith negotiations with the FTC or other Governmental Entity to enter into a consent decree or other arrangement as may be necessary to secure termination of such waiting periods or obtain such other approval. Nothing in this Section 7.1 shall prevent, or be construed to prevent, Parent or Acquisition Sub from agreeing to extend the waiting period under the HSR Act in connection with good faith settlement negotiations with any Governmental Entity. Notwithstanding anything to the contrary in this Agreement, Parent and Acquisition Sub shall use their commercially reasonable best efforts to have any non-final Injunction (as defined in Section 8.1(d)) stayed or reversed.

         7.2 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including the taking of such actions as are reasonably necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state, local or foreign law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and Other Filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by Governmental Entities. For purposes of the foregoing sentence, the obligations of the Company, Parent and Acquisition Sub to use their "commercially reasonable best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

         7.3 FEES AND EXPENSES. Whether or not any of the Transactions are consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs or expenses.

         7.4      NO SOLICITATIONS.

                  (a) The Company will immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as defined below). Except as explicitly permitted hereunder, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly, to, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if the Company Board determines in good faith, after consultation with counsel, that such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to an Acquisition Proposal and in compliance with Section 7.4(e), may (i) furnish non-public information with respect to the Company to the person who made such Acquisition Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the Confidentiality Agreement (as defined in Section 7.6); provided that such confidentiality agreement need not include the same standstill provisions as those contained in the Confidentiality Agreement, it being understood that if there are no standstill provisions in such confidentiality agreement or if such provisions are more favorable to the person who made such Acquisition Proposal than those in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to exclude the existing standstill provision or include such more favorable provisions, as the case may be, and (ii) may participate in negotiations regarding such Acquisition Proposal.

                  (b) The Company Board shall not (i) withdraw or modify in a manner adverse to Parent or Acquisition Sub its approval or recommendation of this Agreement, the Offer or the Merger, (ii) approve or recommend an Acquisition Proposal to its stockholders or (iii) cause the Company to enter into any definitive acquisition agreement with respect to an Acquisition Proposal, unless the Company Board (A) shall have determined in good faith, after consultation with counsel, that the Acquisition Proposal is a Superior Proposal (as defined below) and such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law and (B) in the case of clause (iii) above, complies with Section 9.1(c)(ii) hereof. In the event that before the Acceptance Date the Company Board determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may enter into an agreement with respect to a Superior Proposal, but only forty-eight hours after Parent's receipt of written notice (i) advising Parent that the Company Board has received a Superior Proposal and that the Company has elected to terminate this Agreement pursuant to Section 9.1(c)(ii) of this Agreement and (ii) setting forth such other information required to be included therein as provided in
Section 9.1(c)(ii) of this Agreement. If the Company enters into an agreement with respect to a Superior Proposal, it shall have paid, to Parent the Liquidated Amount (as defined below) in accordance with Section 9.2(b) of this Agreement. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means a bona fide Acquisition Proposal to acquire two thirds or more of the Shares then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries on terms which the Company Board determines in its good faith judgement (after consultation with Goldman Sachs or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger.

                  (c) Nothing contained in this Section 7.4 shall prohibit the Company from at any time disclosing information to its stockholders as required by Rule 14e-2 promulgated under the Exchange Act.

                  (d) As used in this Agreement, the term "ACQUISITION PROPOSAL" shall mean any proposed or actual (i) acquisition, merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding Shares, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Offer, the Merger and the Transactions.

                  (e) The Company will within 24 hours notify Parent of its receipt of an Acquisition Proposal and the material terms and conditions of such Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, except as provided in Sections 9.1(c)(ii) and 7.4(b), the Company shall have no duty to notify or update Parent or Acquisition Sub on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and the person making the Acquisition Proposal.

         7.5      OFFICERS' AND DIRECTORS' INDEMNIFICATION.

                  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (the "INDEMNIFIED PARTIES") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or, pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay reasonable expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company, and the Surviving Corporation and Parent after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received, and (C) the Company, the Surviving Corporation and Parent will use their respective commercially reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (whereupon any advances received shall be repaid to the Parent or the Surviving Corporation). Any Indemnified Party wishing to claim indemnification under this Section 7.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent, thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

                  (b) Parent and Acquisition Sub agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company Subsidiaries provided for in the Articles of Organization or Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Offer and the Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "CLAIM") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company.

                  (c) This Section 7.5 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.5.

                  (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.5.

         7.6 ACCESS TO INFORMATION; CONFIDENTIALITY. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish Parent such financial, operating and other data and information as Parent may reasonably request. Prior to the Effective Time, Parent and Acquisition Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated March 26, 1999 (the "CONFIDENTIALITY AGREEMENT"). The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the making and consummation of the Transactions. At the Effective Time, such Confidentiality Agreement shall terminate.

         7.7 FINANCIAL AND OTHER STATEMENTS. Notwithstanding anything contained in Section 7.6, during the term of this Agreement, the Company shall also provide to Parent the following documents and information:

                  (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, the Company will deliver to Parent its Quarterly Report on Form 10-Q as filed under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, the Company will deliver to Parent its Annual Report on Form 10-K as filed under the Exchange Act. The Company will also deliver to Parent, contemporaneously with its being filed with the Commission, a copy of each Current Report on Form 8-K.

                  (b) Promptly upon receipt thereof, the Company will furnish to Parent copies of all internal control reports submitted to the Company or any Company Subsidiary by independent accountants in connection with each annual, interim or special audit of the books of the Company or any such Company Subsidiary made by such accountants.

                  (c) As soon as practicable, the Company will furnish to Parent copies of all such financial statements and reports as it or any Company Subsidiary shall send to its stockholders, the Commission or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

         7.8 PUBLIC ANNOUNCEMENTS. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its commercially reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         7.9 EMPLOYEE BENEFIT ARRANGEMENTS.

                  (a) After the Closing, Parent shall cause the Surviving Corporation to honor all obligations under (i) the existing terms of the employment and severance agreements to which the Company or any Company Subsidiary is presently a party, except as may otherwise be agreed to by the parties thereto, and (ii) the Company's and any Company Subsidiary's general severance policy as set forth in Section 7.9 of the Company Disclosure Schedule. For a period of six months following the Effective Time (the "TRANSITION PERIOD"), employees of the Surviving Corporation will continue to participate in the Company Benefit Plans (other than deferred compensation plans, stock option plans or employee stock purchase plans or other employer stock match or other employer stock related provisions) on substantially similar terms to those currently in effect. For a period of 18 months following the expiration of the Transition Period, the Surviving Corporation's employees will be entitled to participate in employee benefit plans, the terms of which will be similar in material respects in the aggregate to the Company Benefit Plans as in effect on the date hereof (other than deferred compensation plans, stock option plans or employee stock purchase plans or other employer stock match or other employer stock related provisions).

                  (b) After the Closing, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Company's deferred compensation plans. Except as is otherwise required by the existing terms of employment and severance agreements to which the Company is presently a party, future accruals may be (but are not required to be) provided for under any such plan(s) or under any similar plan(s) of the Surviving Corporation or Parent. Except as is otherwise required by the existing terms of employment and severance agreements to which the Company is a presently party, if future accruals are not provided for with respect to any current employee participant in such plan as of the Effective Time, and such person remains an employee of the Company or the Surviving Corporation or Parent, the person's continuing employment in such capacity shall be counted for purposes of vesting (but not for purposes of benefit accrual) under such plan. Except as is otherwise required by the existing terms of employment and severance agreements to which the Company is a party, transfer of employment from the Company to the Surviving Corporation or to the Parent or to an affiliate of the Parent shall not constitute a termination of employment for purposes of payment of benefits under any such plan.

                  (c) If any employee of the Company or any of the Company Subsidiaries becomes a participant in any employee benefit plan, practice or policy of Parent, any of its affiliates or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with the Company and the Company Subsidiaries and prior to the time such employee becomes such a participant, for purposes of eligibility (including, without limitation, waiting periods) and vesting but not for any other purposes for which such service is either taken into account or recognized (including, without limitation, benefit accrual); provided, however, that such employees will be given credit for such service for purposes of any vacation policy. In addition, if any employees of the Company or any of the Company Subsidiaries employed as of the Closing Date become covered by a medical plan of Parent, any of its affiliates or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these employees.

         7.10 RIGHTS AGREEMENT. The Company Board has amended the Rights Agreement prior to the execution of this Agreement (i) so that neither the execution nor the delivery of this Agreement will trigger or otherwise affect any rights or obligations under the Rights Agreement, including causing the occurrence of a "Distribution Date" or a "Stock Acquisition Date," as defined in the Rights Agreement, and (ii) to terminate the Rights Plan immediately upon the Effective Time.

         7.11 STATUS OF FINANCING. Parent and Acquisition Sub shall keep the Company informed of the status of their financing arrangements for the Transactions, including providing written notice to the Company as promptly as possible (but in any event within 24 hours after obtaining knowledge thereof) with respect to (i) any facts of circumstances which reasonable indicate that the Lenders (as defined in the Commitment Letter) may be unable to provide the financing contemplated by the Commitment Letter, (ii) the prospective inability of Parent or Acquisition Sub to satisfy any of the conditions set forth in the Commitment Letter, and (iii) any material adverse developments relating to the availability of the financing contemplated by the Commitment Letter.


                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

         8.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

                  (a) STOCKHOLDER APPROVAL. If required by applicable law, this Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by the MGL and the Articles of Organization.

                  (b) HART-SCOTT-RODINO ACT. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) OTHER REGULATORY APPROVALS. All necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated, except where such failure would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or would not be reasonably likely to affect adversely the ability of the Company or Acquisition Sub, as the case may be, to consummate the Merger.

                  (d) NO INJUNCTIONS, ORDERS OR RESTRAINTS; ILLEGALITY. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "INJUNCTION") nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of any of the Transactions, including the Merger.

                  (e) PURCHASE OF SHARES IN OFFER. Parent, Acquisition Sub or their affiliates shall have purchased Shares pursuant to the Offer.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                  (a) by the mutual written consent of Parent or Acquisition Sub and the Company.

                  (b) by either of the Company or Parent or Acquisition Sub:

                           (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger; or

                           (ii) if, without any material breach by the terminating party of its obligations under this Agreement, Parent or Acquisition Sub shall not have purchased Shares pursuant to the Offer on or prior to the later of (i) the Final Expiration Date or (ii) the HSR Expiration Date (if applicable).

                  (c)      by the Company:

                           (i) if Parent or Acquisition Sub shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; or

                           (ii) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 7.4(b) hereof; provided, however, that prior to terminating this Agreement pursuant to this Section 9.1(c)(ii), (A) the Company shall have paid the Liquidated Amount, as set forth in Section 9.2(b), and
         (B) the Company shall have provided Acquisition Sub with 48 hours prior written notice of the Company's decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

                           (iii) if Parent or Acquisition Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 15 days after the giving of written notice to Parent or Acquisition Sub except, in any case, for such breaches which are not reasonably likely to affect adversely Parent's or Acquisition Sub's ability to consummate the Offer or the Merger; provided, however, that no cure period shall be applicable under any circumstances to the matters set forth in
         Section 9.1(c)(i).

                  (d) by Parent or Acquisition Sub if, prior to the purchase of Shares pursuant to the Offer:

                           (i) the Company shall have breached any
                  representation or warranty or failed to have performed any covenant or other agreement contained in this Agreement which breach or failure to perform (A) would give rise to the failure of a condition set forth in ANNEX A hereto, and (B) cannot be or has not been cured within 15 days after the giving of written notice to the Company; or

                           (ii) (A) the Company Board shall withdraw, modify or
                  change its recommendation or approval in respect of this Agreement or the Offer in a manner adverse to Parent, (B) the Company Board shall recommend any proposal other than by Parent and Acquisition Sub in respect of an Acquisition Proposal or (C) the Company shall have exercised a right with respect to an Acquisition Proposal and shall, directly or through its representatives, continue discussions with any third party concerning such Acquisition Proposal for more than 20 business days after the date of receipt of such Acquisition Proposal.

         9.2      EFFECT OF TERMINATION.

                  (a) In the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, trustees, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for the agreements contained in Sections 7.3 and 7.6, this Section 9.2 and Article X; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for any fraud or willful breach of this Agreement.

                  (b) If the Company terminates this Agreement in accordance with Section 9.1(c)(ii), then the Company shall concurrently pay to Parent an amount in cash equal to $25,000,000 (the "LIQUIDATED AMOUNT"). If any of the circumstances described in Section 9.1(d)(i) (if such breach or failure relates to the Company's obligations under Section 7.4 of this Agreement) or Section 9.1(d)(ii) hereof shall have occurred and within 9 months thereafter the Company shall have entered into a definitive agreement to consummate an acquisition pursuant to an Acquisition Proposal, then the Company shall pay to Parent concurrently with the consummation of the acquisition contemplated by the Acquisition Proposal, the Liquidated Amount.

                  (c) Any payment required by this Section 9.2 shall be payable by the Company to Parent by wire transfer of immediately available funds to an account designated by Parent.

                  (d) Notwithstanding anything to the contrary in this Agreement, Parent and Acquisition Sub hereto expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 9.1(c)(ii) hereof, the payment of the Liquidated Amount shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Acquisition Sub would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the Transactions and shall constitute the sole and exclusive remedy available to Parent and Acquisition Sub. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to
Section 9.1(c)(ii) hereof, the rights to payment under Section 9.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 9.1(c)(ii) hereof and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 9.2(b), Parent and Acquisition Sub hereby agree that, upon any termination of this Agreement pursuant to Section 9.1(c)(ii) hereof, in no event shall Parent or Acquisition Sub be entitled to seek or to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, and in no event shall Parent or Acquisition Sub be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

         9.3 AMENDMENT. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and Acquisition Sub, but in any event following authorization by the Acquisition Sub Board and the Company Board; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval.

         9.4 EXTENSION; WAIVER. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier (which is confirmed) or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice) (provided that with respect to any notice required to be given within 48 hours or less notice shall be deemed given when actually received):

                  (a)      if to Parent or Acquisition Sub:

                           Precision Castparts Corp.
                           4650 SW Macadum Avenue
                           Suite 440
                           Portland, OR 97201-4254
                           Attn: William D. Larsson
                           Telecopy No.:  (503) 417-4817



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

                           with a copy to:

                           Stoel Rives LLP
                           900 SW Fifth Avenue, Suite 2600
                           Portland, OR 97204-1268
                           Attn: Ruth A. Beyer
                           Telecopy No.:  (503) 220-2480

                  (b)      if to the Company:

                           Wyman-Gordon Company
                           244 Worcester Street
                           Box 8001
                           North Grafton, MA 01536-8001
                           Attn: Wallace F. Whitney, Jr., Esq.
                           Telecopy No.:  (508) 839-7564

                           with a copy to:

                           Goodwin, Procter & Hoar  LLP
                           Exchange Place
                           Boston, Massachusetts  02109
                           Attn: David F. Dietz, P.C.
                                 Joseph L. Johnson III, P.C.
                           Telecopy No.:  (617) 523-1231

         10.2 INTERPRETATION. When a reference is made in this Agreement to subsidiaries of Parent, Acquisition Sub or the Company, the word "SUBSIDIARY" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent, Acquisition Sub or the Company, as the case may be. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.3 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Except for Sections 3.1, 7.3, 7.5 and 7.9, the last sentence of
Section 2.8 and Article X, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, Acquisition Sub or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

         10.4 MISCELLANEOUS. This Agreement (i) constitutes, together with the exhibits hereto, the Confidentiality Agreement, ANNEX A hereto, the Company Disclosure Schedule and the schedule referred to in Article IV hereof, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefits of the parties hereto and their respective permitted successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. Section 7.5 and
Section 7.9 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Delaware Courts (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity.

         10.5 ASSIGNMENT. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

         10.6 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

         10.7 CHOICE OF LAW/CONSENT TO JURISDICTION. All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. Each of the Company, Parent and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to
(a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

         10.8 NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Chapter 110F of the MGL and any applicable provision of the Articles of Organization, the terms of this Agreement, and (ii) this Agreement is executed by the parties hereto.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 PRECISION CASTPARTS CORP.


                                 By: /s/ William D. Larsson
                                     -------------------------------
                                     Name:  William D. Larsson
                                     Title:  Chief Financial Officer


                                 WGC ACQUISITION CORP.


                                 By: /s/ William C. McCormick
                                     -------------------------------
                                     Name:  William C. McCormick
                                     Title:  President


                                 By: /s/ William D. Larsson
                                     -------------------------------
                                     Name:  William D. Larsson
                                     Title:  Treasurer


                                 WYMAN-GORDON COMPANY


                                 By: /s/ J. Douglas Whelan
                                     -------------------------------
                                     Name:  J. Douglas Whelan
                                     Title:  President and Treasurer

                                                                         ANNEX A

                                OFFER CONDITIONS

         The capitalized terms used in this ANNEX A have the meanings set forth in the attached Agreement, except that the term "Agreement" shall be deemed to refer to the attached Agreement together with this ANNEX A.

         Notwithstanding any other provision of the Offer or the Agreement and subject to Rule 14e-1(c) under the Exchange Act, Acquisition Sub shall not be required to accept for payment or pay for any Shares and may delay the acceptance for payment of and payment for any Shares, (A) until any applicable waiting period (and any extension thereof) under the HSR Act in respect of the Offer shall have expired or been terminated, (B) if there shall not have been validly tendered to Acquisition Sub pursuant to the Offer and not withdrawn immediately prior to the Expiration Date, at least that number of Shares that, when taken as a whole with all other Shares owned or acquired by Acquisition Sub (whether pursuant to the Offer or otherwise), constitutes at least the Minimum Condition, or (C) at any time on or after the date of the Agreement, and prior to the Expiration Date, any of the following conditions exist or shall occur or remain in effect:

                  (a) Any Governmental Entity shall have issued an order, decree or ruling or taken any other action, including instituting any legal proceeding, (which, order, decree, ruling or other action the parties hereto shall use their commercially reasonable best efforts to lift), which seeks to restrain, enjoin or otherwise prohibit or significantly delay any of the Transactions;

                  (b) (i) Any of the representations and warranties of the Company set forth in the Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall not have been, or cease to be, true and correct (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall not have been true and correct as of such date) or (ii) any of the representations and warranties of the Company set forth in the Agreement which are not so qualified shall not have been, or cease to be, true and correct in all material respects (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall not have been true and correct in all material respects as of such date);

                  (c) The Company shall not have performed all obligations required to be performed by it under the Agreement, including, without limitation, the covenants contained in Article VI or VII thereof, except where any failure to perform would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect or materially impair or significantly delay the ability of Acquisition Sub to consummate the Offer;

                  (d) There shall have occurred after the date of this Agreement any change or effect concerning the Company or the Company Subsidiaries which has had or would reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole (other than any changes that are related to or result from the announcement or pendency of the Offer and/or the Merger, including disruptions to the Company's business or the Company Subsidiaries' businesses, and their respective employees, customers and suppliers);

                  (e) The Agreement shall have been terminated in accordance with its terms;

                  (f) Any consent, authorization, order or approval of (or filing or registration with) any Governmental Entity or other third party required to be made or obtained by the Company or any of the Company Subsidiaries or affiliates in connection with the execution, delivery and performance of the Agreement and the consummation of the Transactions shall not have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not have a Company Material Adverse Effect or would not reasonably be expected to materially impair or significantly delay the ability of Acquisition Sub to consummate the Offer; or

                  (g) There shall have occurred (i) any general suspension of trading in, or limitation on prices for securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market for a period in excess of 24 hours (excluding suspension or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a general banking moratorium or any general suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

         The foregoing conditions (i) may be asserted by Parent or Acquisition Sub regardless of the circumstances (including any action or inaction by Parent or Acquisition Sub or any of their affiliates other than a material breach of the Agreement), and (ii) are for the sole benefit of Parent, Acquisition Sub and their respective affiliates. The foregoing conditions may be waived by Parent, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The foregoing conditions are material to the Offer. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

         Should the Offer be terminated due to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall promptly be returned to the tendering stockholders.


                                       A-2